============================
                             PERMA-FIX
                     ENVIRONMENTAL SERVICES, INC.
                     =============================

July 25, 2000

Mr. Gary Dixon
Congress Financial Corporation
777 Brickell Avenue, Suite 808
Miami, FL  33131

Re:  RBB Bridge Loan Consent

Dear Gary:

Pursuant to our discussion, we would like to confirm your approval and consent of the RBB Bank Bridge Loan in the amount of $750,000 as agreed to on or about July 10, 2000 and subsequently funded on July 14, 2000.
The terms of this short term, six-month, bridge loan, as discussed, are further documented within the unsecured promissory note, a copy of which is attached for your file. The purpose of this loan is to provide interim funding for the capital expansions in Gainesville, Dayton, and Tulsa during the period until the equity financing is completed (estimated to be mid to late August). The funds will also be used to assist in the acquisition of 80% of M&EC, in Oak Ridge, Tennessee, and the successful execution of the initial phases of the Broad Spectrum DOE contract held thereby.

Please advise if you have any questions or concerns on the above. If you are in agreement, please acknowledge your approval and consent on the line below and return a copy to my attention.

Thank you for your assistance in this matter.

Sincerely,

/s/ Richard T. Kelecy
Richard T. Kelecy
Chief Financial Officer

Approval and Consent:

/s/ Gary Dixon  VP
______________________
Gary Dixon

7/31/00
__________
Date

RTK/sm

cc:  Dr. Louis F. Centofanti

Enclosure(s)

               1940 N.W. 67TH PLACE * GAINESVILLE, FL  32653 *
                  TEL. (352) 373-4200 * FAX (352) 373-0040